Free Writing Prospectus pursuant to Rule 433 dated September 2, 2026 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

GS Finance Corp.

Jump Securities with Auto-Callable Feature Based on the Value of the Worst-Performing of the S&P 500® Index, TOPIX and the EURO STOXX 50® Index due October 3, 2031 Principal At Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.		Call observation dates	Call payment dates	Call premium amount
		October 7, 2027	October 13, 2027	at least 13.40%

You should read the accompanying preliminary pricing supplement dated September 2, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		December 30, 2027	January 6, 2028	at least 16.75%
		March 30, 2028	April 4, 2028	at least 20.10%
		June 30, 2028	July 6, 2028	at least 23.45%
		October 2, 2028	October 5, 2028	at least 26.80%
KEY TERMS		January 4, 2029	January 10, 2029	at least 30.15%
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	April 3, 2029	April 6, 2029	at least 33.50%
		July 2, 2029	July 6, 2029	at least 36.85%
Underlying indexes (each individually, an underlying index):	the S&P 500® Index (current Bloomberg symbol: “SPX Index”), TOPIX (current Bloomberg symbol: “TPX Index”) and the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”)	October 1, 2029	October 4, 2029	at least 40.20%
		January 4, 2030	January 9, 2030	at least 43.55%
Pricing date:	expected to price on or about September 30, 2026	April 1, 2030	April 4, 2030	at least 46.90%
Original issue date:	expected to be October 5, 2026	July 1, 2030	July 5, 2030	at least 50.25%
Call observation dates:	as set forth under “Call observation dates” below	September 30, 2030	October 3, 2030	at least 53.60%
Call payment dates:	as set forth under “Call payment dates” below	December 30, 2030	January 8, 2031	at least 56.95%
Valuation date:	expected to be September 30, 2031	March 31, 2031	April 3, 2031	at least 60.30%
Stated maturity date:	expected to be October 3, 2031	June 30, 2031	July 3, 2031	at least 63.65%
Automatic call feature:

if, as measured on any call observation date, the index closing value of each underlying index is greater than or equal to its initial index value, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium amount applicable to the corresponding call observation date. No payments will be made after the call payment date.

		Hypothetical Payment Amount At Maturity*
Payment at maturity (for each $1,000 stated principal amount of your securities):
•
if the final index value of each underlying index is greater than or equal to its initial index value, the sum of (i) $1,000 plus (ii) the product of $1,000 times the maturity date premium amount;
•
if the final index value of any underlying index is less than its initial index value but the final index value of each underlying index is greater than or equal to its downside threshold level, $1,000; or
•
if the final index value of any underlying index is less than its downside threshold level, $1,000 × the worst performing index performance factor
		The Securities Have Not Been Automatically Called
		Hypothetical Final Index Value of the Worst Performing Underlying Index (as Percentage of Initial Index Value)		Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
		200.000%		167.000%
		150.000%		167.000%
		130.000%		167.000%
		120.000%		167.000%
Initial index value:	with respect to each underlying index, the index closing value of such underlying index on the pricing date	110.000%		167.000%
		105.000%		167.000%
Final index value:	with respect to each underlying index, the index closing value of such underlying index on the valuation date	100.000%		167.000%
		99.999%		100.000%
Downside threshold level:	with respect to each underlying index, 80.00% of such underlying index’s initial index value	85.000%		100.000%
		80.000%		100.000%
Call premium amount (set on the pricing date):	with respect to any call observation date, the applicable call premium amount set forth under “Call premium amount” below	79.999%		79.999%
		50.000%		50.000%
Maturity date premium amount (set on the pricing date):	at least 67.00%	30.000%		30.000%
		25.000%		25.000%
		0.000%		0.000%
Index performance factor:	with respect to each underlying index, the final index value / the initial index value	*assumes a maturity date premium amount of 67.00%
Worst performing underlying index:	the underlying index with the lowest index performance factor

Worst performing index performance factor:	the index performance factor of the worst performing underlying index

CUSIP / ISIN:	40058LNX4 / US40058LNX46
Estimated value range:	$870 to $930 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the worst performing of the S&P 500® Index, TOPIX and the EURO STOXX 50® Index. The securities may be automatically called on any call observation date.

Your securities will be automatically called if the index closing value of each underlying index on any call observation date is greater than or equal to its initial index value, resulting in a payment on the applicable call payment date equal to (i) the principal amount of your securities plus (ii) such principal amount times the call premium amount applicable to such call observation date. No payments will be made after the call payment date.

At maturity, if not previously called, you may lose a significant portion or all of your investment in the securities. You will not participate in any appreciation of the underlying indexes.

The securities are for investors who seek a return of between at least 13.40% and at least 67.00%, depending on if and when the securities are automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 49, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 49, general terms supplement no. 17,745 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 49, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated September 2, 2026
•
General terms supplement no. 17,745 dated January 20, 2026
•
Underlier supplement no. 49 dated June 24, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying underlier supplement no. 49, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 49, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an underlying index to which your securities are linked, the stocks comprising such underlying index. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Worst Performing Underlying Index
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped
▪
Your Securities Are Subject to Automatic Redemption
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date Is Not Linked to the Index Closing Values of the Underlying Indexes at Any Time Other Than on the Applicable Call Observation Date or the Valuation Date, as the Case May Be
▪
The Payment at Maturity Will Be Based Solely on the Worst Performing Underlying Index
▪
Because the Securities Are Linked to the Performance of the Worst Performing Underlying Index, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying Index
▪
You are Exposed to the Market Risk of Each Underlying Index
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
Investing in the Securities Is Not Equivalent to Investing in the Underlying Indexes; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to TOPIX and the EURO STOXX 50® Index

▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

Risks Related to Tax

▪
Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪
Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 49:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value
▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪
If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between the underlying index publishers for the S&P 500® Index and the EURO STOXX 50® Index and the issuer, see “The Underliers — S&P 500® Index” and “The Underliers — EURO STOXX 50® Index” on pages S-130 and S-36 of the accompanying underlier supplement no. 49, respectively.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by JPXI and JPXI owns all rights and know-how relating to TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. JPXI shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. JPXI makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. JPXI gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, JPXI shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by JPXI. JPXI shall not bear any obligation to give an explanation of the securities or an advice on investments to any purchaser of the securities or to the public. JPXI neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the securities, for calculation of TOPIX Value. Including but not limited to the foregoing, JPXI shall not be responsible for any damage resulting from the issue and sale of the securities.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.